                                                                               .
                                                                               .
                                                                               .

                                                                    EXHIBIT 99.2

3F THERAPEUTICS, INC.

CONDENSED BALANCE SHEETS
SEPTEMBER 30, 2006 AND DECEMBER 31, 2005

                                                                                    SEPTEMBER 30,   DECEMBER 31,
                                                                                         2006           2005
                                                                                    -------------   ------------
                                                                                      (UNAUDITED)
ASSETS

Current Assets
   Cash and cash equivalents ....................................................   $  2,599,478    $ 12,330,421
   Accounts receivable, net of allowance of $7,916 in 2006 and $25,000 in 2005 ..         96,962          77,486
   Inventories, net .............................................................        375,658         267,749
   Prepaid expenses and other current assets ....................................        143,711         479,398
                                                                                    ------------    ------------
      Total current assets ......................................................      3,215,809      13,155,054
Equipment and Leasehold Improvements, net .......................................        295,966         275,793
Other Assets ....................................................................         13,087          13,087
                                                                                    ------------    ------------
                                                                                    $  3,524,862    $ 13,443,934
                                                                                    ============    ============

LIABILITIES AND STOCKHOLDERS' DEFICIT

Current Liabilities and Deferred Revenue
   Accounts payable .............................................................   $  1,119,192    $    787,891
   Accrued expenses .............................................................      1,158,320         500,493
   Short-term debt ..............................................................             --         178,022
   Deferred revenue .............................................................      3,631,579      14,526,316
                                                                                    ------------    ------------
      Total current liabilities and deferred revenue ............................      5,909,091      15,992,722
Warrants ........................................................................        196,110         210,212
                                                                                    ------------    ------------
Stockholders' Deficit
   Convertible preferred stock, Series A, B, C, D and E, $0.001 par value;
      18,923,265 shares authorized; 12,577,966 shares issued and outstanding at
      September 30, 2006 and December 31, 2005; aggregate value in liquidation of
      $39,271,025 at September 30, 2006 and December 31, 2005 ...................     38,544,091      38,544,091
   Common stock, $0.001 par value; 35,000,000 shares authorized; 4,893,741 and
      4,886,480 shares issued and outstanding at September 30, 2006 and
      December 31, 2005 .........................................................          4,894           4,886
   Additional paid-in capital ...................................................      6,818,064       6,411,759
   Accumulated deficit ..........................................................    (47,947,388)    (47,719,736)
                                                                                    ------------    ------------
      Total stockholders' deficit ...............................................     (2,580,339)     (2,759,000)
                                                                                    ------------    ------------
                                                                                    $  3,524,862    $ 13,443,934
                                                                                    ============    ============

                  See Notes to Condensed Financial Statements.

3F THERAPEUTICS, INC.

CONDENSED STATEMENTS OF OPERATIONS
(UNAUDITED)
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2006 AND 2005

                                             THREE MONTHS ENDED         NINE MONTHS ENDED
                                               SEPTEMBER 30,              SEPTEMBER 30,
                                          -----------------------   -------------------------
                                             2006         2005          2006          2005
                                          ----------   ----------   -----------   -----------
Revenues:
   Net product sales ..................   $    8,001   $   65,302   $    85,931   $   310,787
   License revenue and other ..........    3,649,579    3,709,629    11,030,922     4,943,055
                                          ----------   ----------   -----------   -----------
                                           3,657,580    3,774,931    11,116,853     5,253,842
Expenses:
   Cost of product sales ..............        6,000       45,750        54,825       168,718
   Cost of license revenue and other ..      243,362      367,941       885,344       969,923
   Sales and marketing ................      296,028      243,162       544,440       911,284
   Research and development ...........    1,705,711    1,515,165     5,285,459     4,759,270
   General and administrative .........    2,062,692      333,984     4,768,082     1,531,903
                                          ----------   ----------   -----------   -----------
      Operating income (loss) .........     (656,213)   1,268,929      (421,297)   (3,087,256)
   Interest income ....................       55,432      180,076       253,991       280,506
   Interest expense ...................         (154)    (318,876)       (5,346)     (857,053)
   Income tax expense .................      (15,000)          --       (55,000)           --
                                          ----------   ----------   -----------   -----------
      NET INCOME (LOSS) ...............   $ (615,935)  $1,130,129   $  (227,652)  $(3,663,803)
                                          ==========   ==========   ===========   ===========

                  See Notes to Condensed Financial Statements.

3F THERAPEUTICS, INC.

CONDENSED STATEMENTS OF CASH FLOWS
(UNAUDITED)
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2006 AND 2005

                                                                                        NINE MONTHS ENDED
                                                                                          SEPTEMBER 30,
                                                                                   --------------------------
                                                                                       2006           2005
                                                                                   ------------   -----------
Cash Flows from Operating Activities:
   Net loss ....................................................................   $   (227,652)  $(3,663,803)
   Adjustments to reconcile net loss to net cash used in operating activities:
      Depreciation .............................................................        107,325        76,470
      Amortization of debt discount ............................................             --        31,683
      Stock-based compensation .................................................         10,563       168,000
      Change in fair value of warrants .........................................        (14,102)           --
      Changes in operating assets and liabilities:
         Accounts receivable ...................................................        (19,476)      (26,870)
         Inventories ...........................................................       (107,909)      (14,040)
         Prepaid expenses and other assets .....................................        335,687      (106,073)
         Accounts payable ......................................................        331,301       184,053
         Accrued expenses ......................................................        657,827       481,676
         Deferred revenue ......................................................    (10,894,737)   17,595,029
                                                                                   ------------   -----------
            Net cash provided by (used in) operating activities ................     (9,821,173)   14,726,125

Cash Flows from Investing Activities:
   Purchases of equipment ......................................................       (127,498)      (63,000)
                                                                                   ------------   -----------
            Net cash used in investing activities ..............................       (127,498)      (63,000)

Cash Flows from Financing Activities:
   Proceeds from issuance of Series E preferred stock, net of offering costs ...             --     5,987,404
   Proceeds from issuance of common stock in connection with the exercise of
      common stock options .....................................................        395,750        31,387
   Payments on current portion of long-term debt ...............................       (178,022)     (849,093)
                                                                                   ------------   -----------
            Net cash provided by financing activities ..........................        217,728     5,169,698
                                                                                   ------------   -----------
   Increase (decease) in cash and cash equivalents .............................     (9,730,943)   19,832,823
Cash and Cash Equivalents:
   Beginning of period .........................................................     12,330,421     4,040,286
                                                                                   ------------   -----------
   Ending of period ............................................................   $  2,599,478   $23,873,109
                                                                                   ============   ===========

                  See Notes to Condensed Financial Statements.

3F THERAPEUTICS, INC.

NOTES TO CONDENSED FINANCIAL STATEMENTS
(UNAUDITED)
SEPTEMBER 30, 2006

NOTE 1. QUARTERLY FINANCIAL STATEMENTS

     The interim financial statements included herein have been prepared by 3F Therapeutics, Inc. (the "Company") without audit, pursuant to rules and regulations of the Securities and Exchange Commission (the "SEC"). Certain information and footnote disclosures normally included in the annual financial statements have been condensed or omitted pursuant to SEC rules and regulations. These condensed interim financial statements should be read in conjunction with the annual financial statements and notes thereto for the years ended December 31, 2005 and 2004. In the opinion of management, the condensed interim financial statements included herein reflect all adjustments, consisting only of normal recurring adjustments necessary to present fairly the financial position of the Company as of September 30, 2006 and the results of its operations for the three and nine months ended September 30, 2006 and 2005. The results of operations for interim periods are not necessarily indicative of the results which may be reported for any other interim period or for the entire fiscal year.

     NATURE OF BUSINESS: The Company is a Delaware corporation engaged in research and development, manufacture and sale of tissue heart valves. The Company commenced operations on June 2, 1998. During 2004 the Company received CE Mark Certification and commenced sales of the 3F Aortic Bioprosthesis(TM) in Europe and other foreign countries. Numerous governmental authorities, principally the Food and Drug Administration and corresponding foreign regulatory agencies, strictly regulate the Company's product and research and development activities.

     BASIS OF PRESENTATION: The accompanying financial statements present the Company as a going concern. The Company has sustained operating losses through 2005 and expects such losses to continue for the foreseeable future. There is no assurance that profitable operations, if ever achieved, could be sustained on a continuous basis in future years.

     On January 23, 2006, the Company entered into an Agreement and Plan of Merger with ATS Medical, Inc. (ATS Medical or ATS), an SEC registrant, pursuant to which ATS will acquire all the outstanding shares of the Company (including all outstanding common stock, converted preferred stock, stock options and warrants) in a stock-for-stock transaction. Under the terms of the Merger Agreement, as amended, ATS will issue 9,000,000 shares of ATS Medical, Inc. common stock to the Company's stockholders upon the closing of the transaction, with 1,425,000 of those shares to be held in escrow for at least 18 months after the closing of the acquisition to cover indemnification claims and certain contingencies. In addition, the Company's stockholders will be eligible to receive up to an additional ten million shares of ATS common stock upon the achievement of certain product development milestones. ATS' acquisition of the Company was completed on September 29, 2006, the last business day of the Company's fiscal third quarter.

     The financial statements were prepared on a pre-acquisition basis to aid in the understanding of the business and financial condition of the Company. References to "September 30" in these financial statements and notes refer to pre-acquisition financial information.

     At September 30, 2006, the Company had cash and cash equivalents of $2,599,478, a working capital deficit of $2,693,282 and an accumulated deficit of $47,947,388. Neither the deferred revenue of $3,631,579, nor the Series D preferred stock warrant liability of $196,110, are expected to require any future cash payments.

     CASH AND CASH EQUIVALENTS AND CONCENTRATION OF CREDIT RISK: Cash and cash equivalents consist of amounts held as bank deposits and highly liquid investments with an original maturity of three months or less. Cash equivalents are carried at cost, which approximates market value. The amount on deposit in the bank may exceed the insurance limits of the Federal Deposit Insurance Corporation at various times throughout the fiscal year. The Company has not experienced losses related to this account.

     ACCOUNTS RECEIVABLE: Credit is extended based on evaluation of a customer's financial condition and collateral is not generally required. Accounts receivable are due within 30-90 days and are stated at amounts due from customers net of an allowance for doubtful accounts, if any. The Company determines its allowance by considering a number of factors, including the length of time trade accounts receivable are past due, the Company's previous loss history, the customer's current ability to pay its obligation to the Company, and the condition of the general economy and the industry as a whole. The Company writes off accounts receivable when they become uncollectible, and payments subsequently received on such receivables are credited to the allowance for doubtful accounts. Interest is not charged on past due accounts.

     INVENTORIES: Inventories are valued on the first-in first-out basis, at the lower of cost or market. Management reviews inventory periodically and establishes reserves for slow-moving inventory and obsolete inventory, based on current observations and past experience. As of September 30, 2006 and December 31, 2005, inventories included finished goods of $235,218 and $267,749, respectively, warehoused in Belgium.

     EQUIPMENT AND LEASEHOLD IMPROVEMENTS: Equipment is stated at cost less accumulated depreciation and amortization. Expenditures for maintenance and repair are charged to expense as incurred, and expenditures for additions and improvements are capitalized. Depreciation of equipment is provided using the straight-line method over the estimated useful lives of three to five years. Leasehold improvements are amortized on the straight-line method over the lesser of their estimated useful lives or the terms of their related leases.

     REVENUE RECOGNITION: The Company recognizes revenue in accordance with the Staff Accounting Bulletin (SAB) 101, Revenue Recognition, and Emerging Issues Task Force (EITF 00-21) Issue No. 00-21, Accounting for Revenue Arrangements with Multiple Deliverables. Revenue is recognized when the four basic criteria of revenue recognition are met: (1) persuasive evidence of an arrangement exists, (2) delivery has occurred or services rendered, (3) the fee is fixed or determinable and (4) collectibility is reasonably assured.

          PRODUCT REVENUE: The Company recognizes revenue from product sales upon shipment to the customer, provided that the Company has received a customer-executed purchase order, the sales price is fixed, title has transferred, collection of resulting receivables is reasonably assured, there are no customer acceptance requirements and there are no remaining significant obligations.

          LICENSE REVENUE: The Company had one license sale to Edwards Lifesciences PVT, Inc. (Edwards) during the fiscal year ended December 31, 2005. License revenue is generated pursuant to the agreements with Edwards. Nonrefundable, up-front license fees are deferred and recognized over the period for which the Company continues to have a performance obligation based on a straight-line method over the term of the agreement. Additional revenues based on future performance are not recorded until the performance criteria is met. See also Note 5 of these Notes to Condensed Financial Statements.

     RESEARCH AND DEVELOPMENT COSTS: Research and development costs are expensed as incurred. Research and development costs include salaries and personnel-related costs, supplies and materials, outside services, costs of conducting pre-clinical and clinical trials, and facilities costs. The Company accrues for amounts due under agreements with participating clinics for enrollment of patients as implants of valves and follow-up procedures are successfully performed. This amount includes payments to the site conducting the trial and for other patient-related laboratory costs. Cost per patient varies based on the type of clinical trial, the site of the clinical trial and the number of follow-up procedures a patient receives.

     INCOME TAXES: Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in operations in the period that includes the enactment date.

     The Company is required to record a valuation allowance to reduce its deferred tax assets to the amount that it believes is more likely than not to be realized. In assessing the need for a valuation allowance, the Company considers all positive and negative evidence, including scheduled reversals of deferred tax liabilities, projected future taxable income, tax-planning strategies and recent financial performance.

     FOREIGN CURRENCY TRANSACTIONS: Exchange gains or losses are realized due to differences in the exchange rate at the transaction date versus the rate in effect at the settlement or balance sheet date. These gains or losses are reflected in the statement of operations in the period in which they arise.

     USE OF ESTIMATES: The preparation of the Company's financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Significant items subject to such estimates include the allowance for doubtful accounts, inventory reserves, fair value of the Company's equity instruments, valuation allowance for deferred tax assets and deferred revenue. Actual results could differ from those estimates.

NOTE 2. EQUIPMENT AND LEASEHOLD IMPROVEMENTS

     Equipment and leasehold improvements consist of the following:

                                               SEPTEMBER 30,   DECEMBER 31,
                                                    2006           2005
                                               -------------   ------------
Furniture and fixtures .....................    $   131,182    $   131,183
Equipment ..................................      1,316,855      1,220,651
Office equipment ...........................         56,764         56,764
Computer hardware and purchased software ...        437,167        405,872
Leasehold improvements .....................        439,565        439,565
                                                -----------    -----------
                                                  2,381,533      2,254,035
Accumulated depreciation and amortization ..     (2,085,567)    (1,978,242)
                                                -----------    -----------
                                                $   295,966    $   275,793
                                                ===========    ===========

NOTE 3. STOCKHOLDERS' EQUITY

     CONVERTIBLE PREFERRED STOCK. The Company has the following convertible preferred stock outstanding:

                                           NUMBER OF
                                            SHARES                                 EQUIVALENT
                TYPE OF     NUMBER OF   OUTSTANDING AT                              SHARES OF   LIQUIDATION
YEARS ENDED    PREFERRED     SHARES      SEPTEMBER 30,     PRICE         NET         COMMON      PREFERENCE
DECEMBER 31,     STOCK     AUTHORIZED        2006        PER SHARE     PROCEEDS       STOCK        AMOUNT
------------   ---------   ----------   --------------   ---------   -----------   ----------   -----------
1998(A) ..      Series A    1,875,000       1,875,000      $2.00     $ 3,750,000    1,875,000   $ 3,750,000
2001 .....      Series B    3,416,668       3,416,668       3.00      10,209,576    3,553,335    10,660,004
2001 .....      Series C      900,000         900,000       3.50       3,139,976      954,000     3,339,000
2003 .....      Series D    3,842,708       3,719,631       3.90      14,457,135    3,980,005    15,522,020
2005 .....      Series E    8,888,889       2,666,667       2.25       5,987,404    2,666,667     6,000,001
                           ----------      ----------                -----------   ----------   -----------
                           18,923,265      12,577,966                $37,544,091   13,029,007   $39,271,025
                           ==========      ==========                ===========   ==========   ===========

----------
(A) The Company originally issued 3,375,000 shares of Series A Preferred Stock. During 2001, the Company repurchased 1,500,000 shares of Series A preferred stock at $1.33 per share.

     In April 2005, the Company issued 2,666,667 shares of convertible Series E preferred stock, par value $0.001 for $2.25 per share to 3F Partners Limited Partnership II, a limited partnership controlled by a director of the Company. The sale of Series E preferred stock resulted in net proceeds of $5,987,404 to the Company. Except for the price, the convertible Series E preferred stock terms were substantially similar to the terms of the previously issued Series A, Series B, Series C and Series D preferred stock.

     The rights, privileges and preference of preferred stock are as follows:

          Each share of convertible preferred stock is, at any time, at the option of the holder, convertible into one share, subject to adjustment under certain circumstances, of fully paid and nonassessable common stock. Upon either the affirmative vote of 67% of the outstanding shares of preferred stock or the completion of an initial public offering, each share of preferred stock will automatically be converted into shares of common stock at the conversion ratio for preferred stock then in effect. In connection with the issuance of the convertible Series E preferred stock, each share of the convertible Series B, Series C and Series D preferred stock is adjustable into 1.04, 1.06 and 1.07 shares, respectively, of common stock. Series A and Series E preferred stock will automatically be converted into one share of common stock.

          The holders of the convertible preferred stock are entitled to receive dividends at the rate of 8% of the original purchase price per share per annum only if and when declared. Dividends are noncumulative in nature. No dividends have been declared or paid by the Company to date.

          In the event of any liquidation or winding up of the Company, the holders of the convertible preferred stock are entitled to receive, in preference to the holders of the common stock, a sum equal to the original purchase price per share plus all declared and unpaid dividends. After the payment of the preferred liquidation preference, the remaining assets are to be distributed ratably to the holders of the common stock. A merger, acquisition or sale of voting control in which the stockholders receive distributions in cash or in securities of another corporation, or sale of substantially all of the assets of the Company, is deemed to be a liquidation.

     WARRANTS. The Company has issued warrants to purchase common stock as summarized in the following table:

                                          NUMBER OF
                                          WARRANTS
                           NUMBER OF   OUTSTANDING AT
                            WARRANTS      MARCH 31,     EXERCISE   EXERCISE
YEARS ENDED DECEMBER 31,     ISSUED         2006          PRICE     PERIOD     EXPIRATION DATE
------------------------   ---------   --------------   --------   --------   -----------------
2001 ...................    125,000         75,000        $0.30    10 years   October 5, 2011
2003 ...................     76,923         38,461         0.40    10 years   July 28, 2013
2003 ...................     69,860         69,860         3.66     8 years   February 28, 2011
                            -------        -------
                            271,783        183,321
                            =======        =======

     In addition, in conjunction with a loan agreement entered into in 2004, the Company issued warrants to purchase 205,128 Series D preferred stock at an exercise price of $3.90 per share. The warrants vested immediately upon grant and expire on May 13, 2011, seven years from the date of issuance. The Black-Scholes-Merton ("BSM") option pricing model was used to determine the fair value of the warrants at the date of grant. The estimated fair value of these warrants of $334,807 has been recorded as an increase to additional paid-in capital and decrease to long-term debt. The assumptions used by the Company to value the warrants included a volatility rate of 25%, risk-free interest rate of 4.31%, dividend yield of 0% and expected life of seven years. The debt discount of $334,807 would have been amortized over the life of the loan. Of this amount, $66,202 was amortized in 2004 and recognized as interest expense. During 2005, the outstanding principal for this loan was paid in full, and the remaining unamortized discount in the amount of $268,605 was recognized as interest expense. The amortization expense for the three and nine months ended September 30, 2005 was $10,000 and $31,683, respectively.

     In April 2005, in connection with the Company's issuance of its convertible Series E preferred stock, the Company reduced the number of authorized shares of Series D preferred shares and, as a result, the Company had an insufficient number of authorized Series D preferred shares to settle all 205,128 Series D preferred share warrants upon their exercise. Accordingly, under Emerging Issues Task Force (EITF) Issue 00-19, Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company's Own Stock, the warrants require liability treatment. The value was estimated using a BSM option pricing model, with the following assumptions as of April 5, 2005, December 31, 2005, and September 30, 2006: expected volatility of 111.45%, 108.80%, and 108.88% respectively; expected dividend yield of 0%; risk-free rate of 3.77%; and expected life of 6.00, 5.50, and 6.25 years, respectively. The warrants are classified as a long-term liability at the estimated fair value at each reporting date, with changes in the estimated fair value recorded as an adjustment in the statement of operations. The estimated fair value of these warrants at April 5, 2005, December 31, 2005 and September 30, 2006 was $223,320, $210,212, and $196,110, respectively.

     All outstanding convertible preferred stock and "in-the-money" warrants were exercised or converted to common stock of the Company and exchanged for shares of ATS Medical common stock in connection with the acquisition of the Company by ATS. See "Basis of Presentation" in Note 1 of these Notes to Condensed Financial Statements.

NOTE 4. SHARE BASED COMPENSATION

     In December 2004, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 123 (revised 2004), "Share-Based Payment," ("SFAS 123R"). This Statement requires companies to expense the estimated fair value of stock options and similar equity instruments issued to employees over the requisite service period. SFAS 123R eliminates the alternative to use the intrinsic method of accounting provided for in Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25"), which generally resulted in no compensation expense recorded in the financial statements related to the grant of stock options to employees if certain conditions were met. However, under APB 25 and related accounting guidance, the Company recognized compensation expense for in-the-money option grants to employees.

     Effective for the first quarter of fiscal 2006, the Company adopted SFAS 123R using the prospective method, which requires the Company to record compensation expense for all awards granted after the date of adoption. Accordingly, prior period amounts presented herein have not been restated to reflect the adoption of SFAS 123R.

     The Company is continuing to use both the BSM option-pricing model and straight-line amortization of compensation expense over the requisite service period of the grant. Under SFAS No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"), the Company was not required to estimate forfeitures in their expense calculation for the stock compensation pro forma footnote disclosure; however, SFAS 123R requires an estimate of forfeitures, and upon adoption the Company has assumed zero forfeitures. The adoption of SFAS 123R had no effect on cash flows from financing activities.

     The following table illustrates the impact of adopting SFAS 123R on loss before income taxes and net loss compared to the results if the Company had continued to account for share-based compensation under APB 25:

                                THREE MONTHS ENDED      NINE MONTHS ENDED
                                SEPTEMBER 30, 2006      SEPTEMBER 30, 2006
                              ---------------------   ---------------------
                              SFAS 123R     APB 25    SFAS 123R     APB 25
                              ---------   ---------   ---------   ---------
Loss before income taxes ..   $(615,935)  $(615,935)  $(227,652)  $(227,652)
                              ---------   ---------   ---------   ---------
Net loss ..................   $(615,935)  $(615,935)  $(227,652)  $(227,652)
                              =========   =========   =========   =========

     The Company has in effect a share-based plan under which non-qualified and incentive stock options have been granted to employees, consultants, advisors and directors of the Company. The Compensation Committee of the Board of Directors determines eligibility, vesting schedules and exercise prices for options granted under the plan. The Company issues new shares to satisfy stock option exercises under the share-based plan. No income tax benefit was realized from activity in the share-based plan during the three and nine months ended September 30, 2006. The Company has 1,013,772 shares reserved for grant and 140,667 options available for grant as of September 30, 2006.

     The number of shares available for issuance may be increased as determined by the Company's Board of Directors. Option awards are generally granted with an exercise price equal to the market price of the Company's stock at the date of grant. Option awards generally have a term of 10 years and vest and become exercisable over a four-year service period at the rate of 25% per year.

     The fair value of each share-based award is estimated on the grant date using the BSM option-pricing formula. The expected term of options granted subsequent to the adoption of SFAS 123R is derived using the simplified method as defined in the SEC's Staff Accounting Bulletin 107, "Implementation of FASB 123R." The risk-free interest rate for periods within the contractual life of the option is based on the U.S. Treasury interest rates in effect at the time of grant. The fair value of options granted was estimated using the following weighted-average assumptions:

                               NINE MONTHS ENDED
                              SEPTEMBER 30, 2006
                              ------------------
Expected term (in years) ..           6.25
Expected volatility .......         108.88%
Risk-free interest rate ...           3.77%
Dividend yield ............              0%

     The Company determined the expected volatility using the historical stock prices of a similar publicly traded company over the same period as the estimated life of the options.

A summary of option activity under the stock option plan and changes during the nine months ended September 30, 2006 is presented below:

                                                           NINE MONTHS ENDED SEPTEMBER 30, 2006
                                                 ----------------------------------------------
                                                                WEIGHTED AVERAGE
                                                             ----------------------
                                                                         REMAINING    AGGREGATE
                                                             EXERCISE   CONTRACTUAL   INTRINSIC
                                                   SHARES      PRICE    TERM, YEARS     VALUE
                                                 ---------   --------   -----------   ---------
Outstanding at beginning of the period........   1,017,866     $0.36          --            --
Granted (weighted average grant date
   fair value $1.34 per share)................       3,000      0.40          --            --
Cancelled.....................................      (5,000)     0.20          --            --
Forfeited.....................................          --
Exercised.....................................      (2,094)     0.28          --            --
                                                 ---------     -----
Outstanding at end of the period..............   1,013,772     $0.36        6.82       $75,787
                                                 =========     =====       =====       =======
Vested or expect to vest......................   1,013,772     $0.36        6.82       $75,787
                                                 =========     =====       =====       =======
Options exercisable at the end of the period..     753,767     $0.34        6.09       $15,616
                                                 =========     =====       =====       =======

     The total intrinsic value of stock options exercised during the nine months ended September 30, 2006 was $1.17 per share.

A summary of the option activity of the Company's nonvested shares and changes during the nine-months ended September 30, 2006 is presented below:

                                                       NINE MONTHS ENDED SEPTEMBER 30, 2006
                                                 -------------------------------------------------
                                                                WEIGHTED AVERAGE
                                                            -----------------------     REMAINING
                                                             GRANT-DATE   REMAINING   UNRECOGNIZED
                                                            FAIR VALVE,    YEARS TO   COMPENSATION
                                                  SHARES     PER SHARE       VEST        EXPENSE
                                                 --------   -----------   ---------   ------------
Nonvested outstanding at beginning of period..    363,789
Granted.......................................      3,000      $1.45         3.75        $3,808
Vested........................................   (101,784)        --           --            --
Cancelled.....................................     (5,000)        --           --            --
                                                 --------      -----         ----        ------
Nonvested outstanding at end of period........    260,005         --           --            --
                                                 ========      =====         ====        ======

     All outstanding stock options of the Company became 100% vested upon the closing of the merger with ATS, were exercised for newly issued shares of the Company's common stock and exchanged for shares of ATS Medical common stock in connection with the acquisition of the Company by ATS. See "Basis of Presentation" in Note 1 of these Notes to Condensed Financial Statements.

NOTE 5. DEVELOPMENT AGREEMENT AND MAJOR CUSTOMERS

     In June 2002, the Company entered into a Development and Supply Agreement with Percutaneous Valve Technologies, Inc. (PVT) to collaborate their efforts to develop similar cardiac valve replacement systems. PVT was purchased by Edwards Lifesciences, Inc. in December of 2003 and assumed the obligations of the PVT Development and Supply Agreement.

     In June 2005, the Company entered into a Master Agreement, Non-Exclusive Agreement, Co-Exclusive License Agreement and a Supply and Training Agreement (collectively, the "Master Agreement") with Edwards in exchange for $25,000,000, of which $23,000,000 was received upon closing and the remaining $2,000,000 (the holdback amount) is to be received at the completion and termination of the Supply and Training Agreements which terminates 18 months from the agreement origination date. The Master Agreement terminates the PVT Development and Supply Agreement and related amendments as well as the Venpro Development Agreement (acquired upon the purchase of substantially all the assets of Venpro Corporation in 2003). The Master Agreement grants the Company and Edwards rights to certain patents, know-how and intellectual property owned by each company. License revenue and other of $3,649,579 and $3,709,629 was recognized during the three months ended September 30, 2006 and 2005, respectively, while license revenue and other of $11,030,922 and $4,943,055 was recognized during the nine months ended September 30, 2006 and 2005, respectively.

     Tissue components of $367,941 and $478,727 were sold to Edwards during the three and nine months ended September 30, 2006, respectively, which is included in "license revenue and other" for the three and nine months ended September 30, 2006 as it relates to the Master Agreement. Approximately $46,950 and $30,000, respectively, are included in accounts receivable from Edwards as of September 30, 2006 and December 31, 2005.

NOTE 6. COMMITMENTS AND MERGER-RELATED EXPENSES

     The Company's operating lease agreements for its offices extend through September 30, 2009. Rent expense for the nine months ended September 30, 2006 and 2005 was $148,161 and $144,352, respectively. Future minimum lease commitments as of September 30, 2006 are $565,217.

     The Company incurred approximately $1.4 million and $2.4 million in various merger-related expenses during the three and nine months ended September 30, 2006, respectively.

NOTE 7. DEBT

     On May 17, 2004, the Company entered into a Loan and Security Agreement (the "Loan Agreement") with Lighthouse Capital Partners V, L.P. (Lighthouse) that provides for maximum borrowings of up to $8,000,000 to fund working capital, secured by all the assets of the Company, including intellectual property. The Company borrowed the entire $8,000,000 during 2004. The amounts borrowed under the Loan Agreement carried an interest rate of prime (7.25% at December 31, 2005) plus 7% during the interest-only period through June 2005. In addition, the agreement required an additional interest payment equal to 9% of total borrowings, or $720,000, which was recorded as interest expense. The $8,000,000 was paid in full in November 2005.

     In December 2004, the Company entered into an amendment to the Loan Agreement with Lighthouse whereby $2,500,000 in borrowings was available immediately in exchange for the payment of a restructuring fee of $250,000 due and payable upon the completion of a liquidation event. This amount became due upon the closing of the transactions contemplated by the Merger Agreement with ATS.

     In connection with the amount borrowed, the Company issued warrants to purchase 205,128 shares of Series D preferred stock at an exercise price of $3.90 per share. The warrants are exercisable for seven years from the date of issuance.

     In 2005, the Company entered into short-term debt agreements to finance insurance premiums in the amount of $430,466. There was no principal amount outstanding under these agreements as of September 30, 2006, and $178,022 was outstanding at December 31, 2005. These short-term debt agreements were for a period of 8 to 10 months, with interest rates ranging from 8.40% to 9.25%.

NOTE 8. RETIREMENT SAVINGS PLAN

     Substantially all employees are eligible to participate in the Company's defined contribution savings plan qualified under Section 401(k) of the Internal Revenue Code. Participating employees may defer a portion of their earnings up to the Internal Revenue Service annual contribution limit. There were no Company contributions during the three and nine months ended September 30, 2006 and 2005.

NOTE 9. LITIGATION

     On January 23, 2006, following execution of the Merger Agreement with ATS, the Company was informed of a summons and complaint dated January 19, 2006, which was filed in the United States District Court in the Southern District of New York by Arthur N. Abbey ("Abbey") against 3F Partners Limited Partnership II (a major stockholder of 3F, "3F Partners II"), Theodore C. Skokos (the then-chairman of the board and a stockholder of 3F), 3F Management II, LLC (the general partner of 3F Partners II), and 3F (collectively, the "Defendants") (the "Abbey I Litigation"). The summons and complaint alleges that the Defendants committed fraud under federal securities laws, common law fraud and negligent misrepresentation in connection with the purchase by Abbey of certain securities of 3F Partners II. In particular, Abbey claims that Defendants induced Abbey to invest $4 million in 3F Partners II, which, in turn, invested $6 million in certain preferred stock of 3F, by allegedly causing Abbey to believe, among other things, that such investment would be short-term. Pursuant to the complaint, Abbey is seeking rescission of his purchase of his limited partnership interest in 3F Partners II and return of the amount paid therefor (together with pre-and post-judgment interest), compensatory damages for the alleged lost principal of his investment (together with interest thereon and additional general, consequential and incidental damages), general damages for all alleged injuries resulting from the alleged fraud in an amount to be determined at trial and such other legal and equitable relief as the court may deem just and proper. Abbey did not purchase any securities directly from the Company and is not a stockholder of the Company. On March 23, 2006, the Company filed a motion to dismiss the complaint. Under the Private Securities Litigation Reform Act, no discovery will be permitted until the judge rules upon the motion to dismiss. On May 15, 2006, the Company filed and served a reply memorandum of law in further support of its motion to dismiss Abbey's complaint with prejudice.

     On or about June 14, 2006, Abbey commenced a second civil action in the Court of Chancery in the State of Delaware by serving the Company with a complaint naming both the Company and Theodore C. Skokos as defendants (the "Abbey II Litigation"). The complaint alleges, among other things, fraud and breach of fiduciary duties in connection with the purchase by Abbey of his partnership interest in 3F Partners II. The Delaware action seeks: (1) a declaration that (a) for purposes of the proposed merger, Abbey is a record stockholder of the Company (even though he is not himself a record owner of any of the capital stock of the Company) and is thus entitled to withhold his consent to the merger and seek appraisal rights if the merger is consummated and
(b) the irrevocable stockholder consent submitted by 3F Partners II to approve the merger be voided as unenforceable; and (2) damages based upon allegations that the Company aided and abetted Mr. Skokos in breaching Mr. Skokos's fiduciary duties of loyalty and good faith to Abbey. On July 17, 2006, the Company filed a motion to dismiss the complaint in the Abbey II Litigation, or, alternatively, to stay the action pending adjudication of the Abbey I Litigation. On October 10, 2006, the Delaware Chancery Court entered an order staying the Delaware action pending the outcome of the prior action filed in the United States District Court in the Southern District of New York.

     The Company has been notified by its director and officer insurance carrier that such carrier will provide a defense and cover all defense costs as to the Company and Theodore C. Skokos in the Abbey I Litigation and Abbey II Litigation, subject to policy terms and full reservation of rights. In addition, under the Merger Agreement, the Company and the Company's stockholder representative have agreed that the Abbey I Litigation and Abbey II Litigation are matters for which express indemnification is provided, the effect of which is that the escrow shares and milestone shares (if any) may be used by ATS to satisfy in part ATS's set-off rights and indemnification claims for damages and losses incurred by the Company or ATS (and their directors, officers and affiliates) that are not otherwise covered by applicable insurance arising from the Abbey I Litigation and Abbey II Litigation.